Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Second Fiscal Quarter Results

Sunnyvale, CA (October 21, 2008) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the second fiscal quarter ended September 27, 2008. Net sales for the second fiscal quarter were $23,453,000, a 3% increase compared to the prior quarter of $22,751,000 and a 6% increase compared to $22,029,000 for the same quarter last year. On a GAAP basis, net income in the second fiscal quarter was $4,549,000, or $0.35 per diluted share, as compared with $4,440,000 or $0.34 per diluted share in the prior fiscal quarter, and $4,501,000 or $0.32 per diluted share in the same fiscal quarter of the prior fiscal year.

For the first six months ended September 27, 2008, net sales were $46,204,000 compared to $42,791,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $8,989,000, or $0.70 per diluted share, as compared with $8,974,000, or $0.64 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the second fiscal quarter were $0.40, excluding pre-tax employee stock-based compensation of $676,000, compared with $0.39 in the prior quarter, excluding pre-tax employee-stock based compensation of $668,000, and $0.35 in the same quarter of the prior fiscal year, excluding pretax employee-stock based compensation of $504,000. For the six months ended September 27, 2008, non-GAAP net income per diluted share was $0.80, excluding pre-tax employee stock-based compensation of $1,344,000, as compared to $0.72 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $1,160,000.

“I am pleased to report a second quarter of sequential sales growth despite the weakening global economic conditions,” commented Dr. Henry C. Pao, President and CEO. “We have benefited from our diverse markets.  Medical product shipments continued to run at a record pace. Imaging product sales recovered from the prior quarter as inventories at hubs and distributors were reduced.  Our industrial product shipments were very strong.  However, LED and Telecom driver shipments declined, although we expect them to recover in the coming quarters.”

Dr. Pao added, “Gross margin increased to 57% from 56% in the prior fiscal quarter, and operating expense was flat sequentially. Our operating margin improved sequentially to 24% from 22%. Interest and other income, however, declined to $714,000 from the $975,000 earned in prior fiscal quarter, as interest rates on our investments declined and averaged only 2.6% versus 3.4% in prior quarter. Our tax rate increased to 28% from 25% sequentially. Our combined cash, short term and long term investments grew $4,651,000. With our solid financial position and continued positive cash flow, we decided to capitalize on this weakening global economic situation and as a result we have aggressively recruited and we continue to aggressively recruit engineering talent to support our record number of ongoing new product research and development projects. Across all our markets, customer activities designing our chips into their products have been very strong.”

Dr. Pao further commented, “We expect our sales may be down moderately in our third fiscal quarter primarily because of declining legacy EL driver IC demand and normal seasonal softness in medical ultrasound products.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates". Examples of forward-looking statements include statements concerning our expected moderate sales decline in the third fiscal quarter primarily because of declining legacy EL driver IC demand and normal seasonal softness in medical ultrasound products; our expectation that LED and telecom driver shipments will recover in the coming quarters; and our continuing to recruit engineering talent. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our engineering recruiting and R&D efforts, and whether we encounter production issues in device manufacturing or moving new products from engineering into production, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 21, 2008, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the second fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-894-5910 (domestic) or 785-424-1052 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 31 days immediately following the conference call until 11:59 P.M. EST, November 21, 2008 at 800-753-6121 (domestic) and 402-220-2676 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures are intended to provide investors with an understanding of our operational results and trends that more readily enable them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation determined in accordance with FAS 123R - Accounting for Stock Based Compensation.  Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are other equity compensation and are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)
	September 27, 2008	March 29, 2008
	(in thousands)
ASSETS
Cash and cash equivalents	$43,856	$17,902
Short term investments	6,981	6,827
Accounts receivable, net	13,625	13,197
Inventories, net	16,428	17,036
Deferred income taxes	9,401	9,401
Prepaid expenses and other current assets	1,770	3,647
Total current assets	92,061	68,010
Long term investments, net	84,000	96,531
Property, plant and equipment, net	9,834	9,916
Other assets	376	373
Deferred income taxes	2,462	2,521
TOTAL ASSETS	$188,733	$177,351

LIABILITIES
Trade accounts payable	$3,904	$3,280
Accrued salaries, wages and employee benefits	11,969	12,146
Other accrued liabilities	1,538	1,741
Deferred revenue	4,544	4,349
Income taxes payable	91	-
Total current liabilities	22,046	21,516
Income taxes payable, noncurrent	4,407	3,960
Total liabilities	26,453	25,476

SHAREHOLDERS' EQUITY
Common stock	57,715	54,968
Accumulated other comprehensive loss	(5,400)	(4,069)
Retained earnings	109,965	100,976
Total shareholders' equity	162,280	151,875
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$188,733	$177,351

Supplemental Balance Sheet Data:
Cash and cash equivalents	$43,856	$17,902
Short term investments	6,981	6,827
Long term investments:
Available-for-sale auction rate securities at par	89,400	100,600
	140,237	125,329
Net unrealized loss of available -for-sale auction rate securities	(5,400)	(4,069)
Total cash and cash equivalents and investments, net	$134,837	$121,260

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)
	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$23,453	$22,029	$46,204	$42,791
Cost of sales(1)	10,164	9,020	20,164	17,096
Gross profit	13,289	13,009	26,040	25,695
Research and development(1)	3,802	3,858	7,839	7,623
Selling, general and administrative(1)	3,900	4,192	7,696	7,838
Income from operations	5,587	4,959	10,505	10,234
Interest and other income, net	714	1,587	1,689	3,094
Income before income taxes	6,301	6,546	12,194	13,328
Provision for income taxes	1,752	2,045	3,205	4,354
Net income	$4,549	$4,501	$8,989	$8,974
Net income per share:
Basic	$0.35	$0.33	$0.70	$0.65
Diluted	$0.35	$0.32	$0.70	$0.64
Shares used in per share computation:
Basic	12,841	13,755	12,810	13,767
Diluted	12,966	13,987	12,928	13,999

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$141	$132	$245	$274
Research and development	$324	$189	$619	$465
Selling, general and administrative	$211	$183	$480	$421

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)
	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
GAAP net income	$4,549	$4,501	$8,989	$8,974
Adjustment for stock-based compensation included in:
Cost of sales	141	132	245	274
Research and development	324	189	619	465
Selling, general and administrative	211	183	480	421
Subtotal	676	504	1,344	1,160
Tax effect of stock-based compensation	(22)	(42)	(44)	(104)
Non-GAAP net income excluding employee stock-based compensation	$5,203	$4,963	$10,289	$10,030

Non-GAAP net income per share:
Basic	$0.41	$0.36	$0.80	$0.73
Diluted	$0.40	$0.35	$0.80	$0.72
Shares used in per share computation:
Basic	12,841	13,755	12,810	13,767
Diluted	12,966	13,987	12,928	13,999

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)
	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Shares used in per share computation: Diluted	12,966	13,987	12,928	13,999

DILUTED:
GAAP net income per share	$0.35	$0.32	$0.70	$0.64
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.02	0.02
Research and development	0.02	0.01	0.05	0.04
Selling, general and administrative	0.02	0.01	0.03	0.03
Provision for income taxes	(0.00)	(0.00)	(0.00)	(0.01)
Non-GAAP net income per share excluding employee stock-based compensation	$0.40	$0.35	$0.80	$0.72